Exhibit 5.1

July 25, 2012

XenoPort, Inc.

3410 Central Expressway

Santa Clara, California 95051

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by XenoPort, Inc. (the “Company”), of up to 7,076,922 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 923,076 shares that may be sold pursuant to the exercise of a 30-day option granted by the Company), and the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement, dated as of December 15, 2005 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agent”), pursuant to a Registration Statement on Form S-3 (File No. 333-167972), originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on July 2, 2010 (the “Registration Statement”), the related prospectus dated July 13, 2010 included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Rights Agreement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the Company’s Board of Directors (the “Board”) has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

XenoPort, Inc.

July 25, 2012

Page Two

be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and associated Rights, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, and the Shares fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM